Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 29, 2008

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006—No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $ Enhanced Participation Currency-Linked Notes due (Linked to a Basket of Exchange Rates)

        The notes will not pay interest. The amount that the notes will pay on the stated maturity date (which will be determined on the trade date, and is expected to be 18 months after the original issue date, unless postponed as described elsewhere in the prospectus supplement) will be based on the performance of a currency-linked basket. The basket level will be based on the performance of the following basket currency exchange rates: (i) the exchange rate between six currencies and the United States Dollar (USD) and (ii) the exchange rate between the same six currencies and the Canadian Dollar (CAD), for a total of twelve basket currency exchange rates. The performance of the basket level will be measured during the period beginning on and including the trade date through the determination date (which will be set on the trade date, and is expected to be five trading days prior to the stated maturity date, unless postponed as described elsewhere in this prospectus supplement).

        The basket will measure the net appreciation or depreciation of the basket currencies vs. the USD and CAD, respectively. The basket currencies and exchange rates are as follows:

Basket Currency	Exchange Rate	Bloomberg Ticker	Approximate Weighting in Basket
Malaysian Ringgit	(MYR/USD)	MYR	8.3333%
Singapore Dollar	(SGD/USD)	SGD	8.3333%
Taiwan Dollar	(TWD/USD)	TWD	8.3333%
Brazilian Real	(BRL/USD)	BRL	8.3333%
Russian Ruble	(RUB/USD)	RUB	8.3333%
Czech Koruna	(CZK/USD)	CZK	8.3333%
Malaysian Ringgit	(MYR/CAD)	CADMYR	8.3333%
Singapore Dollar	(SGD/CAD)	CADSGD	8.3333%
Taiwan Dollar	(TWD/CAD)	CADTWD	8.3333%
Brazilian Real	(BRL/CAD)	CADBRL	8.3333%
Russian Ruble	(RUB/CAD)	CADRUB	8.3333%
Czech Koruna	(CZK/CAD)	CADCZK	8.3333%

        Your return, if any, on the notes at maturity will be based on the performance of this weighted basket of exchange rates as measured over the life of the notes. The initial basket level will be set at 100 on the trade date.

        Each basket currency exchange rate will be equally-weighted. The final basket level will be determined on the determination date and will equal the product of (i) 100 times (ii) the sum of each of the final basket currency levels. For each basket currency, the final basket currency level will be based on the performance of each basket currency exchange rate from the trade date through the determination date and will equal the product of: (i) the final exchange rate divided by the initial exchange rate times (ii) the weighting of the basket currency exchange rate (which, in this case, will equal approximately 8.3333%), all expressed as an amount instead of a percentage.

        The initial exchange rates for each of the basket currencies will be determined on the trade date. The final exchange rates for each of the basket currencies will be determined on the determination date.

        Your payment at maturity will be determined based on the basket return, which will equal the percentage increase or decrease in the final basket level from the initial basket level. The basket return may reflect a negative (based on any net appreciation of the basket currencies versus the USD and the CAD, respectively, over the life of the notes) or a positive (based on any net depreciation of the basket currencies versus the USD and CAD, respectively, over the life of the notes) return. On the stated maturity date, for each $1,000 face amount of your notes:

•	If the basket return is negative, you will receive the $1,000 face amount plus an amount equal to between 1.3% and 1.4% of the face amount for every 1% of negative basket return
•	If the basket return is zero or positive, you will receive the $1,000 face amount

        You will gain leveraged upside participation from your investment in these notes only if the USD and CAD have a net depreciation relative to their foreign currency counterparts. The notes provide      % leveraged upside participation (which we expect to be between 130% and 140%) on any negative basket return. If, at maturity, the basket return is zero or positive, you will receive the $1,000 face of your notes.

        Because the return on the basket can be zero or positive, you may receive only the face amount at maturity. In addition, your payment amount on the stated maturity date is necessarily limited because the final basket level cannot be less than or equal to zero. Although there is no cap on your upside participation in any negative basket return, your payment amount will approach a maximum as the final basket level decreases. Furthermore, your payment amount on the stated maturity date is likely to be significantly less than this maximum, given the historic ranges of currency exchange rate fluctuations (see “Historical Exchange Rates of the Basket Currencies”on page S-25). The payment amount is calculated solely by reference to the final basket level on the determination date. The notes will not pay interest and no other payments will be made on the notes prior to the stated maturity date.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-16.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific To Your Notes” on page S-11 so that you may better understand those risks.

Original issue date (settlement date):
Original issue price:        % of the face amount
Net proceeds to The Goldman Sachs Group, Inc.:        % of the face amount
Underwriting discount:        % of the face amount

        The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated     , 2008.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-16. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Face amount: each note will have a face amount equal to $1,000, or integral multiples of $1,000 in excess thereof; $      in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Basket Currencies: the Malaysian Ringgit (MYR), the Singapore Dollar (SGD), the Taiwan Dollar (TWD), the Brazilian Real (BRL), the Russian Ruble (RUB), and the Czech Koruna (CZK)

Payment amount: on the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash per note equal to the greater of:

•	the face amount; or
•	the sum of (i) the face amount plus (ii) the product of (w) the face amount times (x) the participation rate times the (y) basket return times (z) -1

Participation rate (to be determined on the trade date): expected to be between 130% and 140%

Exchange rates: the exchange rate between each basket currency vs. both the USD and the CAD (MYR/USD, SGD/USD, TWD/USD, BRL/USD, RUB/USD, CZK/USD, MYR/CAD, SGD/CAD, TWD/CAD, BRL/CAD, RUB/CAD, CZK/CAD)

Initial exchange rates: each basket currency exchange rate as determined on the trade date, as specified below under “Specific Terms of Your Notes — Initial and Final Exchange Rates” on page S-17; for each basket currency the convention is Foreign CCY/USD or Foreign CCY/CAD, as applicable

Final exchange rates: each basket currency exchange rate as determined on the determination date, as specified below under “Specific Terms of Your Notes — Initial and Final Exchange Rates” on page S-17; for each basket currency the convention is Foreign CCY/USD or Foreign CCY/CAD, as applicable

Initial basket level: the initial basket level will be set at 100 on the trade date

Final basket level: the final basket level will equal the product of (i) 100 times (ii) the sum of each of the final basket currency levels. The final basket level will be determined by the calculation agent on the determination date, subject to the circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-20 and “— Market Disruption Event” on page S-23 and subject to the determinations as provided under “Specific Terms of Your Notes — Discontinuance of the Basket Currency Exchange Rates” on page S-21

Basket weightings: the basket currency exchange rates will each be equally weighted, as set forth in the table below:

Basket Currency Exchange Rate	Approximate Weighting in Basket
Malaysian Ringgit (MYR/USD)	8.3333%
Singapore Dollar (SGD/USD)	8.3333%
Taiwan Dollar (TWD/USD)	8.3333%
Brazilian Real (BRL/USD)	8.3333%
Russian Ruble (RUB/USD)	8.3333%

Basket Currency Exchange Rate	Approximate Weighting in Basket
Czech Koruna (CZK/USD)	8.3333%
Malaysian Ringgit (MYR/CAD)	8.3333%
Singapore Dollar (SGD/CAD)	8.3333%
Taiwan Dollar (TWD/CAD)	8.3333%
Brazilian Real (BRL/CAD)	8.3333%
Russian Ruble (RUB/CAD)	8.3333%
Czech Koruna (CZK/CAD)	8.3333%

100.0000%

Basket return: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Final basket currency level: for each basket currency exchange rate, the final basket currency level will equal the product of (i) the final exchange rate divided by the initial exchange rate times (ii) the respective basket weighting (which will be expressed as an amount, instead of a percentage)

Trade date:       , 2008

Settlement date (original issue date): expected to be five business days after the trade date

Stated maturity date (to be determined on the trade date): expected to be 18 months after the settlement date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-20

Determination date (to be determined on the trade date): expected to be the fifth trading day prior to the originally scheduled maturity date, subject to postponement as described under “Specific Terms of Your Notes —Payment of Principal on Stated Maturity Date — Determination Date” on page S-20 and “— Consequences of a Market Disruption Event or a Non-Trading Day” on page S-20

Interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-22

Trading day: as described on page S-22

CUSIP no.:

ISIN no.:

Q&A

How do the notes work?

        The notes offered by this prospectus supplement will have a stated maturity date of        , 2009 (unless postponed due to market disruption events or non-business days). The amount that you will be paid on your notes on the stated maturity date will be determined with reference to the performance of a weighted basket of the exchange rates between each basket currency vs. both the USD and the CAD, during the period from the trade date to the determination date. On the stated maturity date, you will receive at least the face amount of the notes.

        Your payment at maturity will be determined based on the basket return, which will equal the percentage increase or decrease in the final basket level from the initial basket level. The basket return may reflect a negative (based on any net appreciation of the basket currencies versus the USD and the CAD, respectively, over the life of the notes) or a positive (based on any net depreciation of the basket currencies versus the USD and CAD, respectively, over the life of the notes) return. On the stated maturity date, for each $1,000 face amount of your notes that you hold on the stated maturity date, we will pay you an amount in cash equal to the greater of:

•	(i) the face amount; or
•	(ii) the sum of the face amount plus the product of (w) the face amount times (x) the participation rate times (y) the basket return times (z) -1.

        The basket return is the result of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

        As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms Of Your Notes” on page S-16.

Which key terms have not been set?

        We have not yet set some key terms, and we will not set those terms until the trade date. These include:

•	the stated maturity date;
•	the determination date;
•	the participation rate; and
•	the initial exchange rate for each of the basket currencies.

        We will set these terms on the trade date, and each of them could significantly affect the amount you will receive on the stated maturity date.

Who should or should not consider an investment in the notes?

        We have designed the notes for investors who want to protect their investment during the life of the notes by receiving on the stated maturity date at least the outstanding face amount of their notes, while also having an opportunity to benefit from the potential decrease in the basket level (i.e. a net depreciation of the USD and CAD relative to the basket currencies). If the amount payable on your notes on the stated maturity date equals the face amount or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific To Your Notes — Your Notes Will Not Bear Interest” on page S-11.

Will I receive periodic interest payments?

        No. Your notes do not bear interest and no other payments will be made on your notes until the stated maturity date. See “Additional Risk Factors Specific To Your Notes — Your Notes Will Not Bear Interest” on page S-11.

What will I receive if I sell the notes prior to the stated maturity?

        If you sell your notes prior to the stated maturity date, you will receive the market price for your notes at the time of sale. The market price for your notes may be influenced by many factors, such as currency exchange rates, interest rates, time remaining until maturity and the volatility of the basket or the current basket level. Depending on the impact of these factors, you may receive significantly less than the outstanding face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific To Your Notes — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Expected to Be Significantly Less Than The Original Issue Price” on page S-11 and “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” on page S-13.

What does an increase or decrease in the exchange rate mean with respect to a basket currency’s value relative to the USD and the CAD?

        The basket is comprised of exchange rates. An increase in the exchange rate for a given day indicates a weakening of the relevant basket currency against the USD or the CAD, as applicable, while a decrease in the exchange rate indicates a relative strengthening of that basket currency against the USD or the CAD, as applicable.

        For further information, please see “The Basket Currencies” on page S-25.

What about taxes?

        The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

        For further discussion, see “Supplemental Discussion of Federal Income Tax Consequences” beginning on page S-34.

HYPOTHETICAL EXAMPLES

        The following tables and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant. No one can predict what the market value of the basket currencies will be on the determination date. The basket currencies have been highly volatile — meaning that their exchange rates have changed substantially in relatively short periods — in the past and their performance cannot be predicted for the future. The final basket level can appreciate or depreciate due to changes in any of the basket currency exchange rates.

        The information in the tables and chart reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs &Co.) is expected to be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes—Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Date of this Prospectus Supplement (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Expected to Be Significantly Less Than the Original Issue Price” on page S-11 and “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-13. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount per note	$1,000
Initial basket level	100
Participation Rate	135%
No market disruption event occurs
No change in or affecting the composition of the basket
No change in the relative weighting of the basket currencies

        Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket currencies.

        If the basket return is negative, the total payment amount on each offered note at the stated maturity will exceed the outstanding face amount. If the basket return is positive or equal to zero, the holder of each offered note will receive only the face amount. In no event will you lose your initial investment in a note if you buy the note upon issuance and hold it until the stated maturity date.

        We have assumed for the following tables and chart that the exchange rates of the basket currencies on the determination date will be the same as they are on the stated maturity date. The tables and chart below also assume that there is no change in or affecting the composition of the basket, that there is no change in the relative weighting of any basket currency exchange rate, and that no market disruption event occurs with respect to any basket currency exchange rate.

        For these reasons, the actual performance of the basket currency exchange rates over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the basket currency exchange rates shown elsewhere in this prospectus supplement. For information about the exchange rate of the basket currencies during recent periods, see “The Basket Currencies — Historical Exchange Rates of the Basket Currencies” on page S-25. Before investing in the offered notes, you should consult publicly available news sources to determine the exchange rates of the basket currencies between the date of this prospectus supplement and your purchase of the offered notes.

        The examples below are based on a range of basket levels that are entirely hypothetical; no one can predict what the final basket level will be on the determination date. Also, the examples below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket currencies.

        The levels in the left column of the following table represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note. The tables and chart below further assume a participation rate of 135%.

Hypothetical Final Basket Level as Percentage of Initial Basket Level	Hypothetical Payment Amount as Percentage of Face Amount
200.00%	100.00%
150.00%	100.00%
130.00%	100.00%
120.00%	100.00%
116.00%	100.00%
112.00%	100.00%
108.00%	100.00%
104.00%	100.00%
100.00%	100.00%
96.00%	105.40%
92.00%	110.80%
88.00%	116.20%
84.00%	121.60%
80.00%	127.00%
70.00%	140.50%
50.00%	167.50%
25.00%	201.25%
1.00%	233.65%

        The final basket level will be determined based on the performance of each of the basket currency exchange rates, calculated as the product of 100 times the sum of each of the final basket currency levels. For each basket currency exchange rate, the final basket currency level will equal the product of the final exchange rate divided by the initial exchange rate multiplied by the corresponding weight of such basket currency exchange rate.

        At maturity, the holder of the notes will receive an amount equal to the face amount of the notes plus an amount equal to between 1.3% to 1.4% for every 1% negative basket return. If the basket return is zero or positive, the holder will receive the face amount the notes.

        If, for example, the final basket level were determined to be 88% of the initial basket level and assuming a participation rate of 135%, the payment amount that we would deliver to you at maturity would be 116.20% of the face amount of your notes.

        The following chart shows a graphical illustration of the hypothetical final payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to the holder of the notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis.

        The following table uses hypothetical initial and final exchanges rates for each of the basket currencies and illustrates how the final basket level will be calculated, based on an initial basket level of 100, a participation rate of 135% and weightings of approximately 8.3333% for each of the basket currency exchange rates. The final basket level (which equals 100 times the sum of the final basket currency levels) of 96.00 (or 96.00% of the face amount of your notes) would result in a payment on your notes at maturity of 105.40% of the face amount of your notes.

Basket Currency Exchange Rate	Initial Exchange Rate	Final Exchange Rate	Approximate Weighting in Basket	Final Basket Currency Level (Final/Initial * Weighting)
MYR/USD	3.2105	3.2747	0.0833	0.0850
SGD/USD	1.4061	1.4342	0.0833	0.0850
TWD/USD	31.3210	31.9474	0.0833	0.0850
BRL/USD	1.7075	1.5368	0.0833	0.0750
RUB/USD	24.4360	21.9924	0.0833	0.0750
CZK/USD	16.9025	15.2123	0.0833	0.0750
MYR/CAD	3.1695	3.2329	0.0833	0.0850
SGD/CAD	1.3880	1.4158	0.0833	0.0850
TWD/CAD	30.9221	31.5405	0.0833	0.0850
BRL/CAD	1.6860	1.5174	0.0833	0.0750
RUB/CAD	24.1296	21.7166	0.0833	0.0750
CZK/CAD	16.6889	15.0200	0.0833	0.0750

			Sum of Final Basket Currency Levels	0.9600

			Final Basket Level	96.00

			Final Basket Level as Percentage of Initial Basket Level	96.00%

			Payment Amount (as Percentage of Face Amount)	105.40%

        The following table uses hypothetical initial and final exchanges rates for each of the basket currencies and illustrates how the final basket level will be calculated, based on an initial basket level of 100, a participation rate of 135% and weightings of approximately 8.3333% for each of the basket currency exchange rates. The final basket level (which equals 100 times the sum of the final basket currency levels) of 101.04 (or 101.04% of the face amount of your notes) would result in a payment on your notes at maturity of 100.00% of the face amount of your notes.

Basket Currency Exchange Rate	Initial Exchange Rate	Final Exchange Rate	Approximate Weighting in Basket	Final Basket Currency Level (Final/Initial * Weighting)
MYR/USD	3.2105	3.8927	0.0833	0.1010
SGD/USD	1.4061	1.3639	0.0833	0.0808
TWD/USD	31.3210	30.3814	0.0833	0.0808
BRL/USD	1.7075	1.6563	0.0833	0.0808
RUB/USD	24.4360	23.7029	0.0833	0.0808
CZK/USD	16.9025	16.3954	0.0833	0.0808
MYR/CAD	3.1695	3.8430	0.0833	0.1010
SGD/CAD	1.3880	1.3464	0.0833	0.0808
TWD/CAD	30.9221	29.9944	0.0833	0.0808
BRL/CAD	1.6860	1.6354	0.0833	0.0808
RUB/CAD	24.1296	23.4057	0.0833	0.0808
CZK/CAD	16.6889	16.1882	0.0833	0.0808

			Sum of Final Basket Currency Levels	1.0104

			Final Basket Level	101.04

			Final Basket Level as Percentage of Initial Basket Level	101.04%

			Payment Amount (as Percentage of Face Amount)	100.00%

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket currencies. You should carefully consider whether the offered notes are suited to your particular circumstances.

Your Notes Will Not Bear Interest

        You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is Expected to Be Significantly Less Than the Original Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” below.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Return on Your Notes Will Depend on Changes in the Basket Currency Exchange Rates and is Subject to Currency Exchange Risk

        Any amount that we pay on the maturity date on the outstanding face amount of your notes will be based upon the difference between the final basket level and the initial basket level. Fluctuations in the exchanges rates of the basket currencies, the USD, and the CAD will affect the market price of your notes, the basket level and the amount payable at maturity.

        The exchange rates between the basket currencies vs. the USD or the CAD, as applicable, are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or area of each basket currency, the United States and Canada, including economic and political developments in other countries.

        Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of governmental surpluses or deficits in the relevant foreign country, the United States and Canada.

        All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the

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United States and Canada and other countries important to the international trade and finance.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

        At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Intervention in the Currency Markets By the Countries Issuing the Basket Currencies Could Materially and Adversely Affect the Value of Your Notes

        Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, the USD, or the CAD use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. For example, in August 1998, in the face of a rapidly deteriorating economic situation, the Russian government defaulted on its ruble-denominated securities, the Central Bank of Russia stopped its support of the RUB and a temporary moratorium was imposed on certain foreign currency payments; further, in July 2006, convertibility of the RUB was liberalized under changes in the regulations of the Central Bank of Russia. Currency developments such as these may occur in many of the countries issuing the basket currencies to which your notes are linked. Often, these currency developments impact foreign exchange rates in ways that cannot be predicted. Governments may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the offered notes is that their liquidity, trading value and payment amount could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of your notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies, the USD, the CAD, or any other currency.

        A weakening in the exchange rate of any of the basket currencies relative to the USD or the CAD, as applicable, may have a material adverse effect on the value of your notes and the return on an investment in your notes.

Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

        The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the payment amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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Suspensions or Disruptions of Market Trading in One or More Basket Currencies May Adversely Affect the Value of Your Notes

        The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculations. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of your notes.

An Increase in One Basket Currency Exchange Rate May Offset Decreases in Other Basket Currency Exchange Rates

        The basket is comprised of basket currency exchange rates which are equally weighted. Increases in the exchange rate of one basket currency may offset decreases in the exchange rates of the other basket currencies. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

        The following factors, many of which are beyond our control, will influence the value of your notes:

•	the volatility — i.e. , the frequency and magnitude of changes — of the exchange rates of the basket currencies;
•	the level of the basket;
•	economic, financial, regulatory, political, military and other events that affect currency markets generally, and which may affect the basket currency levels (for more detailed description of this factor, see “— The Return on Your Notes Will Depend on Changes in the Basket Currencies and Is Subject to Currency Exchange Risk” above);
•	interest rates, in particular with respect to the markets relating to the basket currencies, the USD and the CAD;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket currencies relative to the USD and the CAD, as applicable, based on their historical performance.

The Payment Amount on Your Notes Will Not Be Affected by the Basket Level On Any Date Other Than the Determination Date

        The payment amount that may be paid on your notes will be determined based on the basket level on the determination date. Although the actual basket level on the stated maturity date or at other times during the life of your notes may be lower than the final basket level, you will not benefit from the basket level at any time other than on the determination date.

The Calculation Agent Can Postpone the Determination Date if a Market Disruption Event Occurs

        If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or such date is not a trading day (except because of a scheduled holiday) with respect to any basket currency exchange rate, the determination date for that basket currency exchange rate will be postponed until the first following trading day on which no market disruption event occurs or is continuing with respect to such basket currency exchange rate. If the calculation agent determines that the determination date with respect to any basket currency exchange rate is not a trading day because of a scheduled holiday, then the determination date for such basket currency exchange rate will be the trading day immediately preceding the originally scheduled determination date on which no market disruption event occurs or is continuing. The determination date may be postponed by up to 10 calendar days, provided if such tenth calendar day is not a business day, the determination date will be the immediately following business day. Moreover, if the final exchange rate of any of the basket currencies comprising the basket is not available on the last possible determination date because of a continuing market disruption event, a non-trading day or for any other reason, the calculation agent will nevertheless determine the

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final basket level based on its assessment, made in its sole discretion, of the final exchange rates of any such basket currencies at that time.

If The Exchange Rates Change, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the basket currency exchange rates comprising the basket. Changes in the exchange rates of the basket currencies may not result in a comparable change in the market value of your notes. In part, this is because of the weightings assigned to the basket currency exchange rates. We discuss some of the reasons for this disparity under “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Currencies May Impair the Value of Your Notes

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the basket currencies. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the basket currencies, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other currency-linked notes whose returns are linked to changes in the exchange rate of one or more of the basket currencies. Any of these hedging activities may adversely affect the exchange rate of one or more of the basket currencies and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket currencies or instruments whose returns are linked to any of the basket currencies for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the exchange rate of one or more of the basket currencies and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the exchange rate of one or more of the basket currencies. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

Our Business Activities May Create Conflicts of Interest Between Your Interests in Your Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and/or expect to engage in trading activities related to the basket currencies that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs &Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. Those trading activities, if they influence the exchange rate of the basket currencies, could be adverse to your interests as a beneficial owner of your notes.

        Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to any of the basket currencies. Any of these activities by any of our affiliates may affect the exchange rate of one or more of the basket currencies and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

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As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

        As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine how much cash we must pay on the stated maturity date, and whether to postpone the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation of a basket currency exchange rate. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Tax Considerations

        The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

        Interest: the notes will not bear interest

        Specified currency:

•	U.S. Dollars (“$”)

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof

        Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, but prior to the settlement date, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Payment of Principal on Stated Maturity Date

        On the stated maturity date, we will pay to the holder of the notes, an amount in cash equal to the greater of:

•	the face amount; or

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•	the sum of (i) the face amount plus (ii) the product of (w) the face amount times (x) the participation rate times (y) the basket return times (z) -1.

Basket return

        The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage.

Initial basket level

        The initial basket level will be set at 100 on the trade date.

Basket weightings

        The basket currency exchange rates will each be equally weighted, as shown in the table below:

Basket Currency Exchange Rate	Approximate Weighting in Basket
Malaysian Ringgit (MYR/USD)	8.3333%
Singapore Dollar (SGD/USD)	8.3333%
Taiwan Dollar (TWD/USD)	8.3333%
Brazilian Real (BRL/USD)	8.3333%
Russian Ruble (RUB/USD)	8.3333%
Czech Koruna (CZK/USD)	8.3333%
Malaysian Ringgit (MYR/CAD)	8.3333%
Singapore Dollar (SGD/CAD)	8.3333%
Taiwan Dollar (TWD/CAD)	8.3333%
Brazilian Real (BRL/CAD)	8.3333%
Russian Ruble (RUB/CAD)	8.3333%
Czech Koruna (CZK/CAD)	8.3333%

100.0000%

Final basket level

        The final basket level will equal the product of (i) 100 times (ii) the sum of each of the final basket currency levels.

        The final basket level will be determined by the calculation agent on the determination date, subject to the circumstances described under “—Consequences of a Market Disruption Event or a Non-Trading Day” and “— Market Disruption Event” below and subject to the determinations as provided under “— Discontinuance of the Basket Currency Exchange Rates” below.

Final basket currency level

        For each basket currency exchange rate, the final basket currency level will equal the product of (i) the final exchange rate divided by the initial exchange rate and (ii) the respective basket weighting (which will be expressed as an amount, instead of a percentage).

Initial and final exchange rates

        For each basket currency the convention is Foreign CCY/USD or Foreign CCY/CAD, as applicable. The initial or final exchange rate, as applicable, for each of the basket currencies will be determined as follows:

•	“MYR/USD Initial” or “MYR/USD Final” will be the MYR/USD exchange rate published on the trade date or the determination date, respectively, by MYR ABS (MYR01) (as defined under “— Exchange rate sources” below), provided that if such page is no longer available, “MYR/USD Initial” or “MYR/USD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“SGD/USD Initial” or “SGD/USD Final” will be the SGD/USD exchange rate as reported at approximately 11:30 a.m. Singapore time on the trade date or the determination date, respectively, as displayed on Reuters screen ABSIRFIX01 page, or such other symbol or page that may replace such symbol or page for the purpose of displaying such exchange rates; provided, however, that if such pages are no longer published and no replacement symbol or page is designated, “SGD/USD Initial” or “SGD/USD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“TWD/USD Initial” or “TWD/USD Final” will be the TWD/USD exchange rate published on the trade date or the determination date, respectively, by TWD TAIFX1 (TWD03) (as defined under “— Exchange rate sources” below), provided that if such page is no longer available, “TWD/USD Initial” or “TWD/USD Final”, as applicable, will be determined as set forth under “—

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Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“BRL/USD Initial” or “BRL/USD Final” will be the BRL/USD exchange rate published on the trade date or the determination date, respectively, by BRL PTAX (BRL09) (as defined under “— Exchange rate sources” below), provided that if a price materiality event shall occur, “BRL/USD Initial” or “BRL/USD Final” shall be the EMTA BRL Industry Survey Rate and provided further that if any such page or rate is no longer available, “BRL/USD Initial” or “BRL/USD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“RUB/USD Initial” or “RUB/USD Final” will be the RUB/USD exchange rate published on the trade date or the determination date, respectively, by RUB CME-EMTA (RUB03) (as defined under “— Exchange rate sources” below), provided that if such page is no longer available, “RUB/USD Initial” or “RUB/USD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“CZK/USD Initial” or “CZK/USD Final” will be the CZK/USD exchange rate published on the trade date or the determination date, respectively, by WM Company at approximately 4 p.m. London time as displayed on the applicable Reuters page, or such other symbol or page that may replace such symbol or page for the purpose of displaying such exchange rates; provided, however, that if such pages are no longer published and no replacement symbol or page is designated, “CZK/USD Initial” or “CZK/USD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“MYR/CAD Initial” or “MYR/CAD Final” will be calculated using the derived rate from the following two sources on the trade date or the determination date, respectively: (i) MYR/USD exchange rate from MYR ABS (MYR01) and (ii) CAD/USD exchange rate published by WM Company at approximately 4 p.m. London time, provided that if any such page is no longer available, “MYR/CAD Initial” or “MYR/CAD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“SGD/CAD Initial” or “SGD/CAD Final” will be calculated using the derived rate from the following two sources on the trade date or the determination date, respectively: (i) SGD/USD exchange rate from ABSIRFIX01 and (ii) CAD/USD exchange rate published by WM Company at approximately 4 p.m. London time, provided that if any such page is no longer available, “SGD/CAD Initial” or “SGD/CAD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“TWD/CAD Initial” or “TWD/CAD Final” will be calculated using the derived rate from the following two sources on the trade date, or the determination date, respectively: (i) TWD/USD exchange rate from TWD TAIFX1 (TWD03) and (ii) CAD/USD exchange rate published by WM Company at approximately 4 p.m. London time, provided that if any such page is no longer available, “TWD/CAD Initial” or “TWD/CAD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“BRL/CAD Initial” or “BRL/CAD Final” shall be calculated using the derived rate from the following two sources on the trade date or the determination date, respectively: (i) BRL/USD exchange rate from BRL PTAX (BRL09) and (ii) CAD/USD exchange rate published by WM Company at approximately 4 p.m. London time, provided that if a price materiality event shall occur, “BRL/USD Initial” or “BRL/USD Final” shall be the EMTA BRL Industry Survey Rate and provided further that if any such page or rate is no longer available, “BRL/CAD Initial” or “BRL/CAD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

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•	“RUB/CAD Initial” or “RUB/CAD Final” will be calculated using the derived rate from the following two sources on the trade date or the determination date, respectively: (i) RUB/USD exchange rate from RUB CME-EMTA (RUB03) and (ii) CAD/USD exchange rate published by WM Company at approximately 4 p.m. London time, provided that if any such page is no longer available, “RUB/CAD Initial” or “RUB/CAD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.
•	“CZK/CAD Initial” or “CZK/CAD Final” will be the CZK/CAD exchange rate published on the trade date or the determination date, respectively, by WM Company at approximately 4 p.m. London time as displayed on the applicable Reuters page, or such other symbol or page that may replace such symbol or page for the purpose of displaying such exchange rates; provided, however, that if such pages are no longer published and no replacement symbol or page is designated, “CZK/CAD Initial” or “CZK/CAD Final”, as applicable, will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

Exchange rate sources

        Certain sources used for determining the initial and final exchange rates for the basket currencies have the following meanings:

•	“MYR ABS” and “MYR01” each means that the exchange rate for the trade date or the determination date, as the case may be, will be the MYR/USD exchange rate at 11:00 a.m., Singapore time, expressed as the amount of MYR per one USD, for settlement in two business days, reported by the Association of Banks in Singapore, which appears on the Telerate Page 50157 to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, or any successor rate or source as determined by the calculation agent in its sole discretion, on the trade date or the determination date, as the case may be.
•	“TWD TAIFX1” and “TWD03” each means that the exchange rate for the trade date or the determination date, as the case may be, will be the TWD/USD exchange rate, expressed as the amount of TWD per one USD, for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” as of 11:00 a.m., Taipei time, on the trade date or the determination date, as the case may be, or if no rate appears as of 11:00 a.m., Taipei time, the rate that first appears in any of the next succeeding 15 minute intervals after such time, up to and including 12:00 noon, Taipei time, or any successor rate or source as determined by the calculation agent in its sole discretion, on the trade date or the determination date, as the case may be.
•	“BRL PTAX” and “BRL09” each means that the exchange rate for the trade date or the determination date, as the case may be, will be the BRL/USD offered rate for USD, expressed as the amount of BRL per one USD, for settlement in two business days reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or “Exchange Rate Inquiry”), Option 5 (“Cotacões para Contabilidade” or “Rates for Accounting Purposes”) by approximately 6:00 p.m., São Paulo time, or any successor rate or source as determined by the calculation agent in its sole discretion, on the trade date or the determination date, as the case may be.
•	“RUB CME-EMTA” and “RUB03” each means that the exchange rate for the trade date or the determination date, as the case may be, will be the RUB/USD specified rate, expressed as the amount of RUB per one USD, for settlement in one business day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters screen EMTA Page, at approximately 1:30 p.m., Moscow time, or any successor rate or source as determined by the calculation agent in its sole discretion, on the trade date or the determination date, as the case may be.

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•	"EMTA BRL Industry Survey Rate" or "BRL12" each means that the exchange rate for the trade date or the determination date, as the case may be, will be the BRL/USD specified rate for USD, expressed as the amount of BRL per one USD, for settlement in two business days, as published on EMTA's web site (www.emta.org) at approximately 3:45 p.m. (São Paulo time), or as soon thereafter as practicable, or any successor rate or source as determined by the calculation agent in its sole discretion, on the trade date or the determination date, as the case may be.
•	Any exchange rate by WM Company means the relevant spot rate published by WM Company through its currency market data services (the dates on which such services will not be provided may be found on WM Company’s website page, http://www.wmcompany.com), or any successor rate or source as determined by the calculation agent in its sole discretion.

Stated maturity date

        The stated maturity date will be determined on the trade date and is expected to be 18 months after the settlement date, provided, however, that if the determination date with respect to any basket currency exchange rate is postponed by a number of calendar days because of a market disruption event or a non-trading day, the stated maturity date will be postponed by the same number of calendar days that the last determination date was postponed from the originally scheduled determination date. In no event will the stated maturity date be postponed by more than 10 calendar days, provided if such tenth calendar day is not a business day, the stated maturity date will be the business day immediately following such tenth calendar day.

Determination date

        With respect to any basket currency exchange rate, the determination date will be determined on the trade date and is expected to be the fifth trading day prior to the originally scheduled stated maturity date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day (except because of a scheduled holiday) with respect to such basket currency exchange rate. In that event, the determination date for such basket currency exchange rate will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such basket currency exchange rate. In the event that the calculation agent determines that the determination date with respect to any basket currency exchange rate is not a trading day because of a scheduled holiday, then the determination date for such basket currency exchange rate will be the trading day immediately preceding the originally scheduled determination date on which no market disruption event occurs or is continuing with respect to such basket currency exchange rate.

        In no event, however, will the determination date for any of the basket currency exchange rates be postponed by more than 10 calendar days, provided if such tenth calendar day is not a business day, the determination date will be the immediately following business day.

Consequences of a Market Disruption Event or a Non-Trading Day

        As indicated above, if a market disruption event occurs or is continuing with respect to any basket currency exchange rate on a day that would otherwise be the determination date for such basket currency exchange rate or such day is not a trading day, then the determination date for such basket currency exchange rate will be postponed to the next trading day or, if the originally scheduled determination date is not a trading day because of a scheduled holiday, the immediately preceding trading day on which a market disruption event does not occur and is not continuing with respect to such basket currency exchange rate. In no event, however, will the determination date for any of the basket currency exchange rates be postponed by more than 10 calendar days, provided if such tenth calendar day is not a business day, the determination date will be the immediately following business day.

        If the determination date for any basket currency exchange rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day, that day will

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nevertheless be the determination date for such basket currency exchange rate.

        If the calculation agent determines that the final exchange rate for any basket currency that must be used to determine the payment amount is not available on the last possible determination date because of a continuing market disruption event or a non-trading day, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the final exchange rate of any such basket currency on that day.

        A market disruption event with respect to a basket currency exchange rate will not by itself constitute a market disruption event with respect to the other basket currency exchange rates.

Discontinuance of the Basket Currency Exchange Rates

        If trading of a basket currency exchange rate is discontinued, or the level of any of the basket currency exchange rates is not available on the last possible determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable basket currency exchange rate.

        All determinations to be made by the calculation agent with respect to any basket currency exchange rate may be made by the calculation agent in its sole discretion.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes.

        This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes is surrendered to the trustee at that office. We may pay interest due on any interest payment date via wire transfer or by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the final basket level, the basket return, the final exchange rates, the final basket currency levels, market disruption events, trading days, business days, the default amount and the payment amount on your notes to be made at maturity. Absent manifest error, all determinations of the

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calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Trading Day

        When we refer to a trading day with respect to each basket currency exchange rate (except for CZK/USD and CZK/CAD) in this prospectus supplement, we mean a day on which (i) commercial banks are open (or, but for the occurrence of any market disruption event, would have been open) for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in the places specified below, or (ii) in the case of CZK/USD and CZK/CAD, WM Company publishes the respective spot rate:

•	MYR/USD and MYR/CAD: Kuala Lumpur and Singapore.
•	SGD/USD and SGD/CAD: Singapore.
•	TWD/USD and TWD/CAD: Taipei.
•	BRL/USD and BRL/CAD: Sao Paulo, Brasilia or Rio de Janeiro and New York City.
•	RUB/USD and RUB/CAD: Moscow and New York City.
•	CZK/USD and CZK/CAD: WM Company, through its currency market data services, publishes spot rates (the dates on which such services will not be provided may be found on WM Company’s website page, http://www.wmcompany.com).

Business Day

        When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Unscheduled and Scheduled Holiday

        Unscheduled holiday means, with respect to any of the basket currency exchange rates, a day that is not a trading day with respect to any such basket currency exchange rate and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such basket currency exchange rate on the date that is two trading days prior to the determination date for such basket currency exchange rate.

        Scheduled holiday means, with respect to any of the basket currency exchange rates, a day that is not a trading day with respect to any such basket currency exchange rate and the market was made aware of such fact (by means of a public announcement or by reference to other publicly announced information) at time at or before 9:00 a.m. local time in the principal financial center(s) of any such basket currency exchange rate on the date that is two trading days prior to the determination date for such basket currency exchange rate.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.

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        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

        Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

        Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Asia, which at that time has outstanding debt obligations with a stated maturity of one year or loss from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

        With respect to each basket currency exchange rate, a market disruption event will occur when it becomes impossible to obtain the final exchange rate for such basket currency from the sources specified under “— Initial and final exchange rates” above.

Price Materiality Event

        With respect to BRL/USD and BRL/CAD, a price materiality event will occur

•	when the EMTA BRL Industry Survey Rate (BRL12) is 3% or more higher or lower than the BRL PTAX (BRL09); or
•	when there are insufficient responses to the EMTA BRL Industry Survey.

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USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and/or other instruments linked to foreign currencies on or before the trade dates. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to foreign currencies,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on foreign currencies designed to track the performance of the stock exchanges or other components of the equity markets, and/or
•	may take short positions in the other securities of the kind described above — i.e. , we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket currencies or other foreign currencies. We expect these steps to involve sales of instruments linked to the basket currencies and other foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of listed or over-the-counter options, futures or other instruments linked to any one or more of the basket currencies or other foreign currencies or other components of the U.S., European and Asian equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Basket Currencies Or The Basket Currencies May Impair The Value Of Your Notes” and “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us” above for a discussion of these adverse effects.

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THE BASKET CURRENCIES

        We have derived all information regarding each of the basket currency exchange rates contained in this prospectus supplement from publicly available information, without independent verification.

Historical Exchange Rates of the Basket Currencies

        The respective exchange rates of the basket currencies have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the exchange rate of any of the basket currencies during any period shown below is not an indication that the exchange rates are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical exchange rates of the basket currencies as an indication of future performance. We cannot give you any assurance that the future performance of the basket currency exchange rates will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the basket currency exchange rates. The actual performance of the basket currency exchange rates over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical exchange rates shown below.

        The following tables set forth the published high, low and end of quarter daily exchange rates for each of the basket currencies for each calendar quarter from January 1, 2004 to February 28, 2008, as published by Bloomberg Financial Markets for such periods. As set forth in the following tables, an increase in the exchange rate for a given day indicates a weakening of the relevant basket currency against the USD or the CAD, as applicable, while a decrease in the exchange rate indicates a relative strengthening of that basket currency against the USD or CAD, as applicable. We obtained the information in the tables from Bloomberg Financial Markets, without independent verification. The historical exchange rates and historical exchange rate performance of the basket currencies set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the basket return will be negative or that the payment amount at maturity will be greater than the face amount of your notes.

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Quarterly High, Low and Period End Exchange Rates of MYR versus USD

	High	Low	Period End
2004
Quarter ended March 31	3.8000	3.8000	3.8000
Quarter ended June 30	3.8000	3.8000	3.8000
Quarter ended September 30	3.8000	3.8000	3.8000
Quarter ended December 31	3.8000	3.8000	3.8000
2005
Quarter ended March 31	3.8000	3.8000	3.8000
Quarter ended June 30	3.8000	3.8000	3.8000
Quarter ended September 30	3.8000	3.7463	3.7690
Quarter ended December 31	3.7810	3.7695	3.7790
2006
Quarter ended March 31	3.7790	3.6831	3.6831
Quarter ended June 30	3.6875	3.5765	3.6745
Quarter ended September 30	3.6950	3.6415	3.6880
Quarter ended December 31	3.6955	3.5280	3.5280
2007
Quarter ended March 31	3.5300	3.4505	3.4575
Quarter ended June 30	3.4830	3.3840	3.4525
Quarter ended September 30	3.5155	3.4015	3.4075
Quarter ended December 31	3.4095	3.3067	3.3067
2008
Quarter ending March 31 (through February 28, 2008)	3.3134	3.1948	3.1948

Quarterly High, Low and Period End Exchange Rates of SGD versus USD

	High	Low	Period End
2004
Quarter ended March 31	1.7161	1.6716	1.6748
Quarter ended June 30	1.7272	1.6664	1.7177
Quarter ended September 30	1.7277	1.6840	1.6840
Quarter ended December 31	1.6914	1.6314	1.6317
2005
Quarter ended March 31	1.6525	1.6191	1.6506
Quarter ended June 30	1.6859	1.6346	1.6856
Quarter ended September 30	1.7005	1.6464	1.6920
Quarter ended December 31	1.7060	1.6620	1.6630
2006
Quarter ended March 31	1.6605	1.6140	1.6156
Quarter ended June 30	1.6157	1.5608	1.5828
Quarter ended September 30	1.5943	1.5672	1.5880
Quarter ended December 31	1.5908	1.5343	1.5343

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	High	Low	Period End
2007
Quarter ended March 31	1.5450	1.5159	1.5171
Quarter ended June 30	1.5429	1.5102	1.5303
Quarter ended September 30	1.5343	1.4852	1.4852
Quarter ended December 31	1.4822	1.4395	1.4400
2008
Quarter ending March 31 (through February 28, 2008)	1.4478	1.3944	1.3944

Quarterly High, Low and Period End Exchange Rates of TWD versus USD

	High	Low	Period End
2004
Quarter ended March 31	33.9750	33.0200	33.0200
Quarter ended June 30	33.7850	32.7980	33.7750
Quarter ended September 30	34.1990	33.6990	33.9840
Quarter ended December 31	33.9400	31.7400	31.7400
2005
Quarter ended March 31	32.2250	30.7900	31.5300
Quarter ended June 30	31.6980	31.0600	31.6150
Quarter ended September 30	33.2840	31.5600	33.1880
Quarter ended December 31	33.7140	32.8250	32.8250
2006
Quarter ended March 31	32.8100	31.8760	32.4740
Quarter ended June 30	32.7500	31.3320	32.3780
Quarter ended September 30	33.0980	32.2280	33.0980
Quarter ended December 31	33.3160	32.2940	32.5900
2007
Quarter ended March 31	33.1550	32.4010	33.0600
Quarter ended June 30	33.4350	32.7350	32.8500
Quarter ended September 30	33.1240	32.6690	32.6690
Quarter ended December 31	32.6920	32.2380	32.4280
2008
Quarter ending March 31 (through February 28, 2008)	32.4950	30.9160	30.9160

Quarterly High, Low and Period End Exchange Rates of BRL versus USD

	High	Low	Period End
2004
Quarter ended March 31	2.9645	2.782	2.8953
Quarter ended June 30	3.2118	2.8755	3.0850
Quarter ended September 30	3.0782	2.8505	2.8608
Quarter ended December 31	2.8800	2.6530	2.6560
2005
Quarter ended March 31	2.7640	2.5665	2.6790

S-27

	High	Low	Period End
Quarter ended June 30	2.6588	2.3325	2.3325
Quarter ended September 30	2.4870	2.2140	2.2275
Quarter ended December 31	2.3800	2.1615	2.3355
2006
Quarter ended March 31	2.3364	2.1040	2.1640
Quarter ended June 30	2.3525	2.0555	2.1650
Quarter ended September 30	2.2244	2.1230	2.1690
Quarter ended December 31	2.2000	2.1310	2.1355
2007
Quarter ended March 31	2.1520	2.0395	2.0590
Quarter ended June 30	2.0475	1.9025	1.9291
Quarter ended September 30	2.0562	1.8330	1.8330
Quarter ended December 31	1.8484	1.7355	1.7790
2008
Quarter ending March 31 (through February 28, 2008)	1.8335	1.6660	1.6660

Quarterly High, Low and Period End Exchange Rates of RUB versus USD

	High	Low	Period End
2004
Quarter ended March 31	29.2425	28.4375	28.5190
Quarter ended June 30	29.0825	28.5075	29.0697
Quarter ended September 30	29.2755	28.9900	29.2229
Quarter ended December 31	29.2210	27.7200	27.7200
2005
Quarter ended March 31	28.1950	27.4487	27.8621
Quarter ended June 30	28.6800	27.7080	28.6300
Quarter ended September 30	28.8312	28.1600	28.4977
Quarter ended December 31	28.9814	28.4295	28.7414
2006
Quarter ended March 31	28.7414	27.6651	27.7049
Quarter ended June 30	27.7165	26.7316	26.8455
Quarter ended September 30	27.0500	26.6660	26.7958
Quarter ended December 31	26.9846	26.1735	26.3255
2007
Quarter ended March 31	26.6019	25.9736	25.9880
Quarter ended June 30	26.0408	25.6837	25.7428
Quarter ended September 30	25.8933	24.8595	24.8595
Quarter ended December 31	25.0523	24.2875	24.6345
2008
Quarter ending March 31 (through February 28, 2008)	24.7885	23.9980	23.9980

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Quarterly High, Low and Period End Exchange Rates of CZK versus USD

	High	Low	Period End
2004
Quarter ended March 31	27.3042	25.3701	26.6690
Quarter ended June 30	27.6632	25.3380	26.1660
Quarter ended September 30	26.5054	25.0532	25.3720
Quarter ended December 31	25.6535	22.3350	22.4230
2005
Quarter ended March 31	23.5116	21.9140	23.1790
Quarter ended June 30	24.9815	23.0735	24.8525
Quarter ended September 30	25.3345	23.2050	24.6120
Quarter ended December 31	25.1155	24.1038	24.5535
2006
Quarter ended March 31	24.5460	23.1795	23.4959
Quarter ended June 30	23.7525	21.8375	22.2737
Quarter ended September 30	22.7520	21.8265	22.3160
Quarter ended December 31	22.6000	20.8250	20.8250
2007
Quarter ended March 31	21.8225	20.6785	20.9700
Quarter ended June 30	21.4600	20.5490	21.2385
Quarter ended September 30	21.1210	19.3170	19.3170
Quarter ended December 31	19.5650	17.7050	18.2000
2008
Quarter ending March 31 (through February 28, 2008)	18.1944	16.5306	16.5306

Quarterly High, Low and Period End Exchange Rates of MYR versus CAD

	High	Low	Period End
2004
Quarter ended March 31	2.9886	2.8300	2.9012
Quarter ended June 30	2.9067	2.7212	2.8513
Quarter ended September 30	3.0129	2.8508	3.0129
Quarter ended December 31	3.2273	2.9884	3.1617
2005
Quarter ended March 31	3.1634	3.0269	3.1398
Quarter ended June 30	3.1292	2.9937	3.1014
Quarter ended September 30	3.2405	3.0345	3.2405
Quarter ended December 31	3.2822	3.1658	3.2524
2006
Quarter ended March 31	3.2928	3.1517	3.1517
Quarter ended June 30	3.3434	3.1438	3.2920
Quarter ended September 30	3.3356	3.2223	3.2996
Quarter ended December 31	3.3082	3.0260	3.0260

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	High	Low	Period End
2007
Quarter ended March 31	3.0286	2.9493	2.9957
Quarter ended June 30	3.2729	2.9817	3.2403
Quarter ended September 30	3.4419	3.2385	3.4334
Quarter ended December 31	3.6267	3.2473	3.3127
2008
Quarter ending March 31 (through February 28, 2008)	3.3343	3.1688	3.2750

Quarterly High, Low and Period End Exchange Rates of SGD versus CAD

	High	Low	Period End
2004
Quarter ended March 31	1.3335	1.2589	1.2796
Quarter ended June 30	1.2888	1.2246	1.2888
Quarter ended September 30	1.3351	1.2864	1.3351
Quarter ended December 31	1.3929	1.3210	1.3576
2005
Quarter ended March 31	1.3650	1.3072	1.3638
Quarter ended June 30	1.3758	1.3014	1.3758
Quarter ended September 30	1.4546	1.3463	1.4546
Quarter ended December 31	1.4597	1.4199	1.4311
2006
Quarter ended March 31	1.4327	1.3826	1.3826
Quarter ended June 30	1.4513	1.3797	1.4180
Quarter ended September 30	1.4291	1.3903	1.4208
Quarter ended December 31	1.4205	1.3160	1.3160
2007
Quarter ended March 31	1.3224	1.2935	1.3145
Quarter ended June 30	1.4545	1.3062	1.4363
Quarter ended September 30	1.5040	1.4179	1.4963
Quarter ended December 31	1.5718	1.4119	1.4422
2008
Quarter ending March 31 (through February 28, 2008)	1.4499	1.3880	1.4297

Quarterly High, Low and Period End Exchange Rates of TWD versus CAD

	High	Low	Period End
2004
Quarter ended March 31	26.5193	24.7781	25.2158
Quarter ended June 30	25.3414	23.9480	25.3414
Quarter ended September 30	26.9447	25.2882	26.9447
Quarter ended December 31	27.7374	26.0227	26.4082

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	High	Low	Period End
2005
Quarter ended March 31	26.4883	24.8145	26.0525
Quarter ended June 30	25.9404	24.7442	25.8029
Quarter ended September 30	28.5324	25.5091	28.5324
Quarter ended December 31	29.1524	27.9879	28.2475
2006
Quarter ended March 31	28.5592	27.3486	27.7751
Quarter ended June 30	29.5993	27.8276	29.0069
Quarter ended September 30	29.8251	28.6238	29.6131
Quarter ended December 31	29.7280	27.9507	27.9507
2007
Quarter ended March 31	28.6895	27.6433	28.6445
Quarter ended June 30	31.2043	28.5191	30.8306
Quarter ended September 30	32.9958	30.6323	32.9126
Quarter ended December 31	35.1842	31.7212	32.4767
2008
Quarter ending March 31 (through February 28, 2008)	32.7886	30.9221	31.6990

Quarterly High, Low and Period End Exchange Rates of BRL versus CAD

	High	Low	Period End
2004
Quarter ended March 31	2.2670	2.1490	2.2110
Quarter ended June 30	2.3460	2.1380	2.3150
Quarter ended September 30	2.3340	2.2100	2.2690
Quarter ended December 31	2.3750	2.1800	2.2100
2005
Quarter ended March 31	2.2930	2.0810	2.2130
Quarter ended June 30	2.1900	1.8850	1.9040
Quarter ended September 30	2.0600	1.8820	1.9150
Quarter ended December 31	2.0360	1.8170	2.0120
2006
Quarter ended March 31	2.0170	1.8280	1.8520
Quarter ended June 30	2.1040	1.8270	1.9400
Quarter ended September 30	1.9870	1.9060	1.9460
Quarter ended December 31	1.9410	1.8320	1.8320
2007
Quarter ended March 31	1.8340	1.7600	1.7840
Quarter ended June 30	1.8480	1.7560	1.8110
Quarter ended September 30	1.9310	1.7560	1.8470
Quarter ended December 31	1.8890	1.7450	1.7820
2008
Quarter ending March 31 (through February 28, 2008)	1.7830	1.6860	1.7080

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Quarterly High, Low and Period End Exchange Rates of RUB versus CAD

	High	Low	Period End
2004
Quarter ended March 31	22.8098	21.2310	21.7818
Quarter ended June 30	21.8109	20.7632	21.8109
Quarter ended September 30	23.1688	21.7844	23.1688
Quarter ended December 31	24.0827	22.4301	23.0635
2005
Quarter ended March 31	23.2046	22.2975	23.0324
Quarter ended June 30	23.3667	22.0660	23.3667
Quarter ended September 30	24.4994	23.0460	24.4994
Quarter ended December 31	24.9872	24.0511	24.7334
2006
Quarter ended March 31	25.0361	23.7096	23.7096
Quarter ended June 30	24.6050	23.6417	24.0490
Quarter ended September 30	24.2727	23.5966	23.9713
Quarter ended December 31	23.9723	22.5776	22.5776
2007
Quarter ended March 31	22.7414	22.1241	22.5171
Quarter ended June 30	24.5109	22.3992	24.1603
Quarter ended September 30	25.0384	23.839	25.0384
Quarter ended December 31	26.7052	24.003	24.6736
2008
Quarter ending March 31 (through February 28, 2008)	25.1217	23.7997	24.6058

Quarterly High, Low and Period End Exchange Rates of CZK versus CAD

	High	Low	Period End
2004
Quarter ended March 31	20.7605	19.3088	20.472
Quarter ended June 30	20.6754	18.7565	19.6324
Quarter ended September 30	20.4029	19.1217	20.1173
Quarter ended December 31	20.4452	18.3029	18.6889
2005
Quarter ended March 31	19.3158	18.0824	19.1487
Quarter ended June 30	20.2877	18.5715	20.2877
Quarter ended September 30	21.1609	19.5273	21.1609
Quarter ended December 31	21.3576	20.6248	21.1277
2006
Quarter ended March 31	21.1006	20.1103	20.1103
Quarter ended June 30	20.6495	19.5845	19.9860
Quarter ended September 30	20.1776	19.4185	19.9920
Quarter ended December 31	20.0553	17.8594	17.8594

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	High	Low	Period End
2007
Quarter ended March 31	18.5676	17.7158	18.1700
Quarter ended June 30	20.1510	18.0200	19.9296
Quarter ended September 30	20.0221	18.9751	19.4610
Quarter ended December 31	20.1057	17.4809	18.2055
2008
Quarter ending March 31 (through February 28, 2008)	18.1242	16.6889	16.9485

S-33

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes;
•	or a United State holder whose functional currency for tax purposes is not the U.S. Dollar.

        This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

        This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source;
•	or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this section does not apply to you and you should refer to “- United States Alien Holders” below.

        Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the notes will not be foreign currency denominated debt obligations because the “predominant” currency of the notes is the U.S. dollar. Accordingly, we will treat your notes as being denominated in U.S. dollars, and we will treat payments on the notes that are determined by reference to currencies other than the U.S. dollar as contingent payments under the special

S-34

federal income tax rules applicable to contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1000 note) as of End of Accrual Period
January 1, 2008 through December 31, 2008	$	$
January 1, 2009 through , 2009	$	$

        You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

        If you purchase your notes at a price other than its adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

        The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes.

        Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

        You will recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount of cash you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

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        Any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.

United States Alien Holders

        If you are a United States alien holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation;
•	a foreign partnership;
•	or an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

S-36

EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

S-37

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        We expect to deliver the notes against payment therefor in New York, New York on       , 2009, which is expected to be the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Goldman, Sachs & Co. has represented and agreed that:

S-38

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200.000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and

S-39

further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

S-40

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Summary Information	S-2
Q&A	S-4
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-16
Use of Proceeds and Hedging	S-24
The Basket Currencies	S-25
Supplemental Discussion of Federal Income Tax Consequences	S-34
Employee Retirement Income Security Act	S-37
Supplemental Plan of Distribution	S-38

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23
Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer.	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities..	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$

The Goldman Sachs
Group, Inc.

Enhanced Participation Currency-Linked Notes due
(Linked to a Basket of Exchange Rates)

Medium-Term Notes,
Series B

Goldman, Sachs & Co.